Exhibit 3.2

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “TOPRUN SMART ACQUISITION CORP.”, CHANGING ITS NAME FROM “TOPRUN SMART ACQUISITION CORP.” TO “ZI TOPRUN ACQUISITION CORP.”, FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF APRIL, A.D. 2021, AT 1:43 O’CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

5825838 8100	Authentication: 203095363
SR# 20211513794	Date: 04-29-21
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 01:43 PM 04/29/2021 FILED 01:43 PM 04/29/2021 SR 20211513794 - File Number 5825838

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

TOPRUN SMART ACQUISITION CORP.

Pursuant to Section 241 of Title 8 of the Delaware Code, as amended, We, the undersigned, being all of the Incorporators of the corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DO HEREBY CERTIFY:

FIRST: That a meeting of the Incorporators of Toprun Smart Acquisition Corp. duly held and convened, resolutions were adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation and declaring said amendment advisable. The resolution setting forth the proposed amendment is as follows:

“RESOLVED that the Certificate of Incorporation of this corporation be, and it hereby is, amended by changing the article thereof numbered FIRST to read as follows:

First: The name of the Corporation is Zi Toprun Acquisition Corp.

SECOND: That no part of the capital of said corporation having been paid, this certificate is filed pursuant to Section 241 of Title 8 of the Delaware Code, as amended.

IN WITNESS WHEREOF, we have hereunto set our respective hand this 29th day of April, A.D. 2021.

By:	/s/ Yaojun Liu
Name: Yaojun Liu
Title: Sole Incorporator

{N0323038 }